UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant
to Section 14(c) of the Securities Exchange Act of 1934

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

MICROFIELD GROUP, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction: ___________________________________
	5)	Total fee paid: _______________________________________________________________
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

	1)	Amount Previously Paid: _______________________________________________
	2)	Form, Schedule or Registration Statement No.: _______________________________
	3)	Filing Party: _________________________________________________________
	4)	Date Filed: __________________________________________________________

MICROFIELD GROUP, INC.
111 SW Columbia Suite 480
Portland, OR 97201
______________________________________________________

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY
_______________________________________________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held [January ___, 2008]
_______________________________________________________

To Our Shareholders:

Notice is hereby given that Microfield Group, Inc. (“Microfield”) will hold a special meeting of Shareholders on [January ___, 2008] (“Special Meeting”).  The Special Meeting will be held at Microfield’s offices at 111 SW Columbia, Suite 480, Portland, Oregon 97201, at 10:00 a.m., Pacific time, for the purpose of considering and acting upon the following:

1.	To approve the proposed stock sale of Christenson Electric, Inc., a wholly owned subsidiary of Microfield, to CEI Acquisition, LLC; and

2.	To transact such other business as may properly come before the Special Meeting and any adjournment or adjournments thereof.

Holders of common stock of record at the close of business on December 20, 2007, are entitled to notice of and to vote at the Special Meeting, or any adjournment or adjournments thereof.  However, a majority of the shareholders have indicated that they intend to vote in favor of the sale of Christenson Electric, Inc. to CEI Acquisition, LLC, and will enter into a voting agreement evidencing such intent.  The form of this agreement is attached hereto as Appendix C.  Because Microfield’s Articles of Incorporation do not provide for non-unanimous written consent in lieu of a meeting as permitted by the Oregon Model Business Corporation Act, ORS § 60.211, Microfield is required to hold a Special Meeting in order to obtain shareholder approval.  A complete list of shareholders will be open to examination of any shareholder at the Special Meeting.

We are furnishing the accompanying Information Statement to you in connection with the matters to be presented at the Special Meeting. The accompanying Information Statement describes such matters in greater detail.  This Information Statement is being furnished to you in order to provide you with material information concerning the proposal in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the regulations promulgated thereunder, including Regulation 14C.  We are required to have the proposal approved at the Special Meeting because Shareholders cannot currently take action by non-unanimous written consent.

MICROFIELD GROUP, INC.

By:	/s/ Randall R. Reed
Randall R. Reed
Secretary

Dated: December ___, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

MICROFIELD GROUP, INC.
111 SW Columbia Suite 480
Portland, OR 97201
_________________________________________

INFORMATION STATEMENT FOR
SPECIAL MEETING OF SHAREHOLDERS

To Be Held [January ___, 2008]
__________________________________________

PROPOSAL: APPROVAL OF THE SALE OF CHRISTENSON ELECTRIC, INC.
TO CEI ACQUISITION, LLC
INTRODUCTION

This Information Statement is first being mailed on or about [January ____, 2007] to the holders of record of the common stock of Microfield Group, Inc. (“we”, “us” or “Microfield”) as of the close of business on December 20, 2007. This Information Statement relates to a proposal (the “Proposal”) by the Board of Directors of Microfield (the “Board”) to sell Christenson Electric, Inc., an Oregon corporation (“CEI”) to CEI Acquisition, LLC, an Oregon limited liability company (“CEI Acquisition”).

The Board has called a special meeting of the Shareholders (the “Special Meeting”) to vote on the Proposal.  The Special Meeting will be held at 10:00 a.m., on [January ___, 2008], at the offices of Microfield at 111 SW Columbia, Suite 480, Portland, Oregon 97201.

SUMMARY OF THE TERMS OF THE ACQUISITION AGREEMENT

The following sets forth the material terms of the Acquisition Agreement.  The Agreement has been attached hereto as Appendix A.  Shareholders are encouraged to read the Acquisition Agreement in its entirety.

Parties to the Agreement.  The Acquisition Agreement, dated November 27, 2007, is by and between CEI Acquisition and Microfield.  CEI Acquisition was formed by A. Mark Walter solely for the purpose of purchasing CEI.  Mr. Walter is the current President of CEI and a former Director on Microfield’s Board.  Mr. Walter resigned from Microfield’s Board on October 17, 2007.  CEI Acquisition does not currently have any assets.

Structure.  The Acquisition Agreement provides that Microfield, as seller, will sell to CEI Acquisition, as purchaser, all of the issued and outstanding shares of common stock and any other equity interest whatsoever in CEI.  Certificates evidencing these shares will be delivered to CEI Acquisition at the closing.

Consideration.  The cash purchase price to be paid to Microfield by CEI Acquisition is One Million Six Hundred and Fifty Thousand Dollars ($1,650,000).  This amount will be increased or decreased based on the changes in the intercompany payable balances between Microfield and CEI existing at the time of closing from the balances existing on October 1, 2007.  The purchase price will be reduced by an amount equal to the value of any office equipment transferred to Microfield at closing.  CEI Acquisition will also assume approximately $7,934,037 of debt pursuant to the terms of the Acquisition Agreement, which will be adjusted at closing.

Representations and Warranties.  In the Acquisition Agreement, Microfield and CEI Acquisition represent and warrant that the disclosures contained in the Acquisition Agreement are true and correct.  This section contains representations and warranties regarding Microfield’s corporate status, authority to complete the sale of CEI, contracts being assumed by CEI Acquisition, financial statements, undisclosed liabilities, debt obligations, tax matters, litigation, employment matters, and other related matters.  These representations and warranties also include a section stating that since the issuance of the interim financial statements, there has not been any event having a material adverse effect on CEI.  Specific events, warranted not to have occurred, are listed in detail in this section.  To the extent Mr. Walter, or any of the current managers of CEI, have knowledge that any representation and warranty made by Microfield is inaccurate or incomplete, Microfield will not be held in breach of that representation and warranty.

Indemnification.  The Acquisition Agreement provides that the representations and warranties contained in the Acquisition Agreement will survive for one (1) year after the closing.  The parties further agree that each will indemnify and hold harmless the other for any claims arising out of a breach or inaccuracy of the representations or warranties or a failure to perform any covenant required to be performed under the Acquisition Agreement.  This section also includes several limitations on the maximum dollar amounts of indemnification and the procedures for claiming indemnification.

Termination.  The Acquisition Agreement provides that it may be terminated by CEI Acquisition if Microfield breaches any of the terms of the Acquisition Agreement or if shareholder approval is not obtained at the Special Meeting.  Microfield may terminate the Acquisition Agreement if CEI Acquisition breaches any of the terms of the Acquisition Agreement.  The Acquisition Agreement may also be terminated by the mutual consent of the parties.

BACKGROUND OF THE SALE OF CEI

On an ongoing basis, our Board of Directors and senior management review Microfield’s financial condition and growth prospects.  Based upon these reviews, our Board determined that Microfield’s wholly owned subsidiary, EnergyConnect, Inc., an Oregon corporation (“EnergyConnect”), possessed promising growth potential and profitability in emerging energy markets.  Our Board also determined that future growth of EnergyConnect would require the investment of working capital and significant resources.

In exploring alternative strategies for maximizing shareholder value through the growth of EnergyConnect, our Board entered into discussions with A. Mark Walter, President of CEI and a former Director on our Board, regarding his interest in acquiring Microfield’s other wholly owned subsidiary, CEI.  As these talks progressed, our Board formed a special committee comprised of three independent and disinterested Directors to explore the potential sale of CEI.  After performing extensive market research, the special committee voted unanimously in favor of proceeding forward with negotiations for the sale of CEI to Mr. Walter.  Mr. Walter formed CEI Acquisition, LLC to enter into formal negotiations for the purchase of CEI.

By a letter of intent dated October 22, 2007, Microfield entered into an agreement with CEI Acquisition to formally negotiate the sale of CEI.  This letter of intent permitted Microfield to solicit other offers or proposals from third-parties for a period of 35 days after the execution of the letter.  The letter also set the total consideration for the sale at $9,584,037.  This consideration consisted of a $1,650,000 cash payment and a $7,934,037 assumption of debt pursuant to the terms of the Acquisition Agreement.  CEI’s debt obligations are subject to change prior to closing.  To assist us with the analysis of the sale of CEI, our Board retained Roth Capital Partners, LLC (“Roth”) as a financial advisor to provide Microfield with a fairness opinion regarding the proposed sale and to solicit other potential offers and proposals from third parties pursuant to the terms of the letter of intent.  On November 27, 2007, the parties executed the Acquisition Agreement, a copy of which is attached hereto as Appendix A, for the sale of CEI, which received Board approval on November 29, 2007.

FAIRNESS OPINION & MARKET CHECK

Microfield’s Board of Directors retained Roth as a financial advisor to provide Microfield with a fairness opinion regarding the proposed sale and to attempt to locate an offer superior to that of the CEI Acquisition offer.  The Board selected Roth based on Roth’s national reputation, its past experiences with the firm, and on Roth’s familiarity with both Microfield and CEI stemming from the parties’ dealings in the past.  The Board considered and interviewed several other nationally recognized investment banking firms prior to engaging Roth.

Roth, as part of its investment banking business, is experienced in the valuation of businesses and their securities in connection with mergers, acquisitions and similar transactions.  Roth is a nationally recognized investment banking firm continually engaged in providing investment banking and financial advisory services, including the rendering of fairness opinions, providing financial advisory and investment banking services in connection with mergers, acquisitions, leveraged buyouts, recapitalizations, financial restructurings and private placements of debt and equity securities, as well as public offerings of equity securities.

Microfield had worked successfully with Roth in the past.  In June of 2006, Roth completed a private placement of equity for Microfield in the amount of $15 million for which it received a cash fee of $900,000 plus reimbursement for a portion of out-of-pocket expenses incurred during the course of the placement.  Roth maintains a market in the shares of Microfield’s common stock and in the ordinary course of business, may trade in Microfield’s securities for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in the securities of Microfield.

In connection with its effort to produce an offer for CEI superior to CEI Acquisition’s offer, Roth contacted approximately thirty additional potential acquirers.  Roth did not obtain any additional offers to purchase CEI from any of the potential third-party acquirers.  Roth will be paid a cash fee of $100,000 at closing in connection with that effort.  The engagement of Roth also included cash incentives to Roth in addition to the base $100,000 fee for successfully eliciting and closing upon a superior offer.

In its fairness opinion, Roth stated that the amount of consideration to be paid to Microfield pursuant to the Acquisition Agreement was fair to Microfield from a financial perspective.  This opinion also sets forth a summary of the process Roth used in attempting to produce offers superior to that of CEI Acquisition’s offer.  Roth has consented to the inclusion of the fairness opinion in the Information Statement.  The fairness opinion has been attached hereto as Appendix B.  All shareholders are encouraged to read the fairness opinion in its entirety.

RISK FACTORS ASSOCIATED WITH THE SALE OF CEI

The following are the most significant risks associated with the sale of CEI.  Other factors, besides those listed here, could adversely affect the future growth and profitability of Microfield and EnergyConnect, after the sale of CEI.

•
CEI makes up a significant portion of Microfield’s current revenues and the loss of such revenues will have a negative impact on Microfield’s cash flow. EnergyConnect has utilized the cash generated by CEI to fund its day to day operations and will no longer have access to this available cash if the need arises in the future;

•	Microfield has a history of losses which may continue thereby negatively impacting Microfield’s ability to invest the funds needed to grow and achieve sustained profitability of EnergyConnect; and

•	The loss of the revenue generated by CEI may require Microfield to raise additional capital through the issuance of additional shares of common stock, thereby diluting stockholder value.

The foregoing list of Risk Factors is not exhaustive.  Shareholders are encouraged to review the Risk Factors set forth in Microfield’s periodic filings.  These filings are available on the Securities Exchange Commission’s (“SEC”) EDGAR database at www.sec.gov.

RECORD DATE AND SHARES ENTITLED TO VOTE

Only holders of common stock of record as of the close of business on December 20, 2007 will be entitled to vote at the Special Meeting.  As of the record date, Microfield had outstanding [83,317,416] shares of common stock held by [185] shareholders of record.  Holders of common stock on the record date are entitled to one vote for each common share of stock held on any matter that may properly come before the Special Meeting.  All issued preferred stock of Microfield has, in accordance with the Articles of Incorporation, automatically converted to common stock prior to the record date and any shareholders that are in possession of preferred certificates are entitled to one vote for each share of common stock into which such share of preferred stock has converted into (rounded to the nearest whole share) on any matter that may properly come before the Special Meeting.  Anyone holding preferred certificates can surrender those certificates to Microfield and ask that common share certificates be issued.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 28, 2007 as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of any class of our common or preferred stock, (ii) each of our directors, (iii) each of the executive officers named in the Summary Compensation Table below and (iv) all directors and executive officers as a group. Except as otherwise noted, we believe the persons listed below have sole investment and voting power with respect to the common stock owned by them.

		Common Stock and
		Common Stock Equivalents
		Equivalent
		Common
		Shares	Approximate
	Five Percent Shareholders, Directors, Director	Beneficially	Voting
	Nominees and Certain Executive Officers	Owned (1)	Percentage (2)
(3)	Vince Cushing c/o Entwistle & Cappucci, LLP 333 West Wacker Dr., Suite 2070 Chicago, IL 60606	8,830,845	10.6%
(4)	Robert J. Jesenik 5300 Meadows Rd., Suite 400 Lake Oswego, OR 97035	8,309,406	10.3%
(5)	CEAC 5300 Meadows Rd., Suite 400 Lake Oswego, OR 97035	6,328,017	8.0%
(6)	Rodney M. Boucher 111 SW Columbia, Suite 400 Portland, OR 97201	14,952,504	17.5%
(7)	Gene Ameduri 111 SW Columbia, Suite 400 Portland, OR 97201	9,510,355	11.5%
(8)	William C. McCormick 111 SW Columbia, Suite 400 Portland, OR 97201	2,670,209	3.3%
(9)	A. Mark Walter 111 SW Columbia, Suite 400 Portland, OR 97201	649,740	*
(10)	Michael W. Stansell 111 SW Columbia, Suite 400 Portland, OR 97201	80,857	*
(11)	Randall R. Reed 111 SW Columbia, Suite 400 Portland, OR 97201	51,823	*
(12)	Gary D. Conley 111 SW Columbia, Suite 400 Portland, OR 97201	57,813	*
(13)	All directors and executive officers as a group (7 persons)	27,973,301	30.3%

_______________
*    Less than 1%

(1)
Shares to which the person or group has the right to acquire within 60 days after February 28, 2007, are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2)	Percentage prior to offering is based on 79,128,512 shares of common stock outstanding as of February 28, 2007.

(3)	Includes 4,060,914 warrants convertible into common stock within 60 days after February 28, 2007.

(4)	Includes 576,463 common equivalent preferred shares outstanding as of February 28, 2007, and 955,654 warrants convertible into common stock within 60 days after February 28, 2007.

(5)	Includes 125,636 common equivalent preferred shares outstanding as of February 28, 2007.

(6)	Includes 263,318 common equivalent preferred shares outstanding as of February 28, 2007, and 6,115,850 warrants and options convertible into common stock within 60 days after February 28, 2007.

(7)	Includes 3,868,024 warrants and options convertible into common stock within 60 days after February 28, 2007.

(8)	Includes 263,158 common equivalent preferred shares outstanding as of February 28, 2007, and 1,851,008 options convertible into common stock within 60 days after February 28, 2007.

(9)	Includes 649,740 options convertible into common stock within 60 days after February 28, 2007.

(10)	Includes 58,854 options convertible into common stock within 60 days after February 28, 2007.

(11)	Includes 51,823 options convertible into common stock within 60 days after February 28, 2007.

(12)	Includes 57,813 options convertible into common stock within 60 days after February 28, 2007.

(13)	Includes 526,316 common equivalent preferred shares outstanding as of February 28, 2007, and 12,653,111 warrants and options convertible into common stock within 60 days after February 28, 2007.

QUORUM AND VOTING REQUIREMENTS

The presence in person or by proxy of the holders of the majority of the shares of common stock issued and outstanding as of the record date and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.  Abstentions with respect to any proposal under consideration at the Special Meeting will be counted for purposes of establishing a quorum.  If a quorum is present, abstentions will have no effect on the proposed sale of CEI.  As of the record date, the directors and the executive officers of Microfield owned an aggregate of approximately [18.4%] of the outstanding shares of common stock.  Shares of common stock held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters before the Special Meeting even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS MADE IN THIS PROXY STATEMENT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY TERMINOLOGY SUCH AS “MAY”, “WILL”, “SHOULD”, “EXPECTS”, “INTENDS”, “ANTICIPATES”, “BELIEVES”, “ESTIMATES”, “PREDICTS”, OR “CONTINUE” OR THE NEGATIVE OF THESE TERMS OR OTHER COMPARABLE TERMINOLOGY AND INCLUDE, WITHOUT LIMITATION, STATEMENTS BELOW REGARDING: COMPLETION OF THE ASSET SALE, POSSIBLE ADJUSTMENTS TO THE PURCHASE PRICE, RAISING CAPITAL, OUR COMPANY’S RIGHTS TO ITS TECHNOLOGIES, PROSPECTIVE TAX TREATMENT UNDER THE U.S. AND OTHER LAW OF THE ASSET SALE, OUR COMPANY’S NET-OPERATING LOSS CARRY-FORWARDS, OTHER POTENTIAL ACQUIRERS, REGULATORY APPROVALS RELATING TO THE ASSET SALE, POTENTIAL INDEMNIFICATION PAYMENTS RELATING TO THE ASSET SALE, EFFECTS OF THE ASSET SALE, REASONS FOR THE ASSET SALE, OUR COMPANY’S PLANS FOLLOWING COMPLETION OF THE ASSET SALE, OR SUFFICIENCY OF CASH RESERVES FOLLOWING THE ASSET SALE. BECAUSE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, THERE ARE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. ALTHOUGH WE BELIEVE THAT EXCEPTIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT GUARANTEE FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS. MOREOVER, NEITHER WE, NOR ANY OTHER PERSON, ASSUMES RESPONSIBILITY FOR THE ACCURACY AND COMPLETENESS OF THESE FORWARD-LOOKING STATEMENTS. WE ARE UNDER NO DUTY TO UPDATE ANY FORWARD-LOOKING STATEMENTS AFTER THE DATE OF THIS PROXY STATEMENT TO CONFORM SUCH STATEMENTS TO ACTUAL RESULTS.

FINANCIAL INFORMATION

For more detailed information regarding Microfield, including financial statements, you may refer to our most recent Form 10-Q for the quarterly period ended September 29, 2007, and other periodic filings with the SEC which we file from time to time.  This information may be found on the SEC’s EDGAR database at www.sec.gov.

NO DISSENTER’S RIGHTS

Under Oregon law, any dissenting shareholders are not entitled to appraisal rights with respect to the proposed sale of CEI, and we will not independently provide shareholders with any such right.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement which describes the purpose and effect of the Proposal to be voted on at the Special Meeting.  This Information Statement is intended to provide our shareholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOUR ARE REQUESTED NOT TO SEND US A PROXY.  THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

/s/ Randall R. Reed
Randall R. Reed
Secretary

 APPENDIX A

ACQUISITION AGREEMENT

by and between

CEI ACQUISITION, LLC

and

MICROFIELD GROUP, INC.

relating to the purchase and sale of
all of the capital stock of

CHRISTENSON ELECTRIC, INC.

Dated as of November 27, 2007

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT, dated November 27, 2007 (“Agreement”), is by and between CEI Acquisition, LLC, an Oregon limited liability company (“Purchaser”), and Microfield Group, Inc., an Oregon corporation (“Seller”).

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of Common Stock and any other equity interest whatsoever (collectively, the “Shares”) in the Christenson Electric, Inc., an Oregon corporation (“Company”) as more particularly set forth on Schedule 1 hereto;

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 8.16.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
SALE OF SHARES AND CLOSING

Section 1.1              Purchase and Sale.  Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Shares at the Closing on the terms and subject to the conditions set forth in this Agreement.  The purchase and sale of the Shares is referred to in this Agreement as the “Acquisition.”

Section 1.2              Purchase Price.  The aggregate purchase price for all of Seller’s Shares (the “Purchase Price”) shall be the sum of One Million Six Hundred Fifty Thousand Dollars ($1,650,000); plus or minus the following:

(a)           Net Intercompany Payables.  Minus any increase in the net Intercompany Payables balance owed by Seller and its Affiliates to Purchaser from      September 29, 2007 to Closing, or plus any decrease in the net Intercompany Payables balance owed by Seller and its Affiliates to Purchaser from September 29, 2007 to Closing (“Intercompany Payables”).

(b)           Office Equipment.  Minus the fair value of any office equipment, as set forth on Schedule 2, transferred from the Company to Seller or its Affiliates from September 29, 2007 to Closing.

Section 1.3              Manner of Payment of Purchase Price.

(a)           Closing Payment.  At the Closing, Purchaser shall pay the Purchase Price in readily available funds by wire transfer or otherwise, plus or minus any adjustments to the Purchase Price pursuant to Section 1.2(a)and Section 1.2(b)(the “Closing Payment”).

1 - ACQUISTION AGREEMENT

(b)           Manner of Delivery of Shares.  At the Closing, Seller shall deliver to Purchaser certificates evidencing the Shares duly endorsed or accompanied by valid stock powers duly executed in proper form for transfer.

Section 1.4             Time and Place of Closing.  The closing of the Acquisition (the “Closing”) shall take place at the offices of White & Lee, LLP, 805 S.W. Broadway, Suite 2440, Portland, OR 97205, as soon as reasonably practicable following satisfaction of the conditions set forth in Article V of this Agreement.  The date the Closing occurs is herein referred to as the “Closing Date.”

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this Article IIare true and correct, except as set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”), each of which disclosures, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection of this Article II to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in the appropriate section or subsection of this Article II; provided, however, given that the primary principal of Purchaser, A. Mark Walter (“Walter”), has been the president of the Company since July of 2005, Seller shall not be in breach of any representation or warranty in this Agreement for any provision that Walter, or any of the managers of the Company, knows or reasonably should know is inaccurate or incomplete.

Section 2.1             Organization of Company.  The Company is a corporation duly organized, validly existing and in good standing, under the laws of the State of Oregon and has full corporate power and authority to own or lease all of its respective properties and assets and to carry on the Business as it is now being conducted.  Seller has delivered to Purchaser a complete and correct copy of its articles of incorporation, bylaws and any other of its organizational documents.  Such organizational documents are in full force and effect and the Company is not in violation of any provision thereof.

Section 2.2             Authorization of Transaction.  Seller and the Company have full power and authority to perform their or its respective obligations hereunder.  This Agreement and the agreement, instruments and certificates executed pursuant thereto constitute valid and legally binding obligations of Seller, enforceable in accordance with its respective terms and conditions.  The Disclosure Schedule sets forth all known notices, filings, authorizations, consents, or approvals needed from any government or governmental agency or “Third Party” to consummate the transactions contemplated by this Agreement (“Third Party Consents”).

Section 2.3             Noncontravention.  To Seller’s knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any government, governmental agency, or court, (ii) violate any provision of the articles of incorporation or bylaws of the Seller or of the Company, (iii) constitute a material violation or breach of, or conflict with, or constitute or create a default under (with or without notice or the lapse of time or both), or result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any agreement or instrument to which Seller or the Company are a party, by which any of the Shares or any property of the Company is bound, or to which Seller or the Company or any of the Shares or such property is subject, or (iv) result in the creation or imposition of any Encumbrance upon the Shares or any property of the Company.  No Action, suit, or Proceeding is pending before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, Order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Purchaser to own the Shares and to control the Company, or (iv) have a Material Adverse Effect on the Company.

2 - ACQUISTION AGREEMENT

Section 2.4              Broker’s Fees.  Neither the Company nor Purchaser will have any liability or obligation to pay any fees or commissions to any broker, finder, or agent engaged by Seller or its Affiliates (excluding the Company and Purchaser) with respect to the transactions contemplated by this Agreement.

Section 2.5              Capitalization.  The authorized capital stock of the Company consists of 500 shares of Common Stock, of which 100 shares of Common Stock are issued and outstanding and held by Seller.  All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and non-assessable.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

Section 2.6              Shares.  Seller holds of record and owns beneficially the Shares free and clear of any restrictions on transfer, Taxes, Encumbrances, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands.  Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement).  Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.  At Closing, the Shares shall constitute all of the issued and outstanding capital stock of the Company, and as a result of this Agreement, Purchaser shall be the record and beneficial owner of all capital stock of the Company, free of all Encumbrances.

Section 2.7              Subsidiaries.  The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.  The Company does not have any obligation or contractual right to acquire any equity participation in any corporation, partnership, trust, or other business association.  The Company is not party to any voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any other corporation, partnership, trust, or other business association.

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Section 2.8              Financial Statements.  Attached hereto as Exhibit A is a compiled balance sheet, profit and loss statement, and statement of changes in equity dated as of September 29, 2007 and for the nine-month period immediately preceding such date (the “Interim Financial Statements”).  The Interim Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with financial statements of previous years and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company as of the date thereof and for the respective period covered thereby.  The financial position of the Company at Closing shall not be materially different from what is shown in the Interim Financial Statements.

Section 2.9              Events Subsequent to Interim Financial Statements.  To Seller’s knowledge, since the Interim Financial Statements, there has not been any event that has had a Material Adverse Effect on the Company.  Without limiting the generality of the foregoing, since that date, and except as set forth in the attached Disclosure Schedule:

(a)           the Company has not accelerated, terminated, made material modifications to, or canceled any material agreement, Contract, lease, or license to which the Company is a party or by which it is bound;

(b)           the Company has not created any Encumbrance upon any of its assets, tangible or intangible;

(c)           the Company has not created, incurred, assumed, or guaranteed any indebtedness for borrowed money and capitalized lease obligations;

(d)           there has been no change made or authorized in the articles of incorporation or bylaws of the Company;

(e)           the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(f)           there has been no change in the method of accounting or keeping of books of account or accounting practices with respect to the Company; and

(g)           the Company has not committed to do any of the foregoing.

Section 2.10           Undisclosed Liabilities.  To Seller’s knowledge, the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for liabilities set forth in the Interim Financial Statements.

Section 2.11           Tax Matters.  The Company is not an “S” corporation within the meaning of Section 1361(a) of the Internal Revenue Code (the “Code”), nor has it been since Seller acquired all of its capital stock.  Except as set forth on the Disclosure Schedule, the Company has filed all federal and state income tax returns when due, and there are no unpaid liabilities or obligations (including penalties) for any income tax returns that are due but have not been filed.  The Company is not a party to and is not bound by any tax sharing, tax indemnity or similar agreement.  There are no liens or encumbrances for any income tax that is due and payable prior to the Closing Date upon any asset of the Company or the Company’s capital stock.  There are no claims or investigations by the Internal Revenue Service or any other tax authority pending or, to the knowledge of Seller, threatened against the Company for any past due income taxes.  To Seller’s knowledge, the Company has not participated in any tax shelter described in Section 6111 of the Code and the Treasury Regulations thereunder or any transaction that is or was required to be registered or disclosed under Sections 6111 and/or 6011 of the Code and Treasury Regulations thereunder.

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Section 2.12           Corporate Records.  The corporate records and minute books of the Company, all of which have been provided to Purchaser, contain complete and accurate minutes of all meetings of and corporate actions or written resolutions of the directors, committees of directors and shareholders of the Company, including all by-laws and resolutions passed by the directors, committees of directors and shareholders of the Company for the period of time that Seller owned the Company’s capital stock.  All such meetings were duly called and held, all such corporate actions and written resolutions were duly taken or validly signed and all such by-laws and resolutions were duly passed.  The share certificate books, register of shareholders, register of transfers, register of directors and similar corporate records of the Company are complete, accurate and current.

Section 2.13            Litigation.  The Company is not (i) subject to any outstanding injunction, judgment, Order, decree, ruling, or charge or (ii) a party, or to Seller’s knowledge, threatened to be made a party to any Action, suit, Proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator.

Section 2.14            Real Property; Tangible Property.

(a)           The Company owns no real property.

(b)           The Disclosure Schedule describes all leases or agreements to lease under which the Company leases any real or immovable property (collectively, the “Leases”).  The names of the other parties to the Leases, the description of the Leased Premises, the term, rent and other amounts payable under the Leases and all renewal options available under the Leases are accurately set out in the Disclosure Schedule.  Complete and correct copies of the Leases have been provided to Purchaser.

Section 2.15            Guarantees.  The Company is not a guarantor or otherwise responsible for any liability or obligation (including Indebtedness) of any other Person or entity.

Section 2.16            Certain Business Relationships with the Company.  Seller does not own any material asset, tangible or intangible, which is used in the Business.  All Intercompany Payables are accurately reflected on the Disclosure Schedule.

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Section 2.17            Employment Matters.

(a)           There are no existing or, to Seller’s knowledge, threatened, labor strikes or labor disputes, grievances, controversies or other labor troubles affecting the Company or the Business.

(b)           The Company has complied with all applicable laws, rules, regulations and Orders applicable to it relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, workers’ hazardous materials, employment standards, pay equity and workers’ compensation, except where the failure to comply would not have a Material Adverse Effect on the Company.  There are no outstanding charges or complaints against the Company relating to unfair labor practices or discrimination or under any legislation relating to employees.

Section 2.18            Employee Benefit and Pension Plans.

(a)           Except as listed in the Disclosure Schedule, the Company does not have, and is not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, hospitalization plan, disability plan or other employee benefit plan, program, policy or practice, formal or informal, with respect to any of its employees.

(b)           The Disclosure Schedule also lists the general policies, procedures and work-related rules in effect with respect to employees of the Company, whether written or oral, including but not limited to policies regarding holiday, sick leave, vacation, disability and death benefits, termination and severance pay, automobile allowances and rights to company-provided automobiles and expense reimbursements.  (The plans, programs, policies, practices and procedures listed in the Disclosure Schedule are collectively called the “Benefit Plans”).  Complete and correct copies of all documentation establishing or relating to the Benefit Plans listed in the Disclosure Schedule or, where such Benefit Plans are oral commitments, written summaries of the terms thereof, and the most recent financial statements and actuarial reports related thereto and all reports and returns in respect thereof filed with any regulatory agency within three (3) years prior to the date hereof have been provided to Purchaser.

(c)           The pension plans included in the Benefit Plans are registered under and are in compliance with all applicable federal and state legislation, and all reports, returns and filings required to be made thereunder have been made.  Such pension plans have been administered in accordance with their terms and the provisions of applicable law.  Each pension plan has been funded in accordance with the requirements of such plans based on actuarial assumptions which are appropriate to the employees of the Company and the Business.  Based on such assumptions, there is no unfunded liability under any such pension plan.  No changes have occurred since the date of the most recent actuarial report provided to Purchaser in respect of such pension plans which makes such report misleading in any material respect and, since the date of such report, the Company has not made or granted or committed to make or grant any benefit improvements to which members of the pension plans are or may become entitled which are not reflected in such actuarial report.  No funds have been withdrawn by the Company from any such pension plan or other Benefit Plans.

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(d)           There are no pending claims by any employee covered under the Benefit Plans or by any other Person or entity which allege a breach of fiduciary duties or violation of applicable law or which may result in liability to the Company and, to the best of the knowledge of Seller, there is no basis for such a claim.  There are no employees or former employees of the Company who are receiving from the Company any pension or retirement payments, or who are entitled to receive any such payments, not covered by a pension plan to which the Company is a party.

Section 2.19            Shareholders’ Agreements, etc.  There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Company.

Section 2.20            Bank Accounts and Authorizations.  The Disclosure Schedule contains a list of all safe deposit boxes and bank accounts of the Company and the names of all Persons or entities having access or signing authority and of all powers of attorney given by the Company.

Section 2.21            Insurance.  The Disclosure Schedule contains a list of all insurance policies (including the name of the insurer, policy number, amount of coverage, type of insurance, expiry date and details of pending claims) maintained by the Company in respect of its assets, business operations, directors, officers and employees.  True and correct copies of all such insurance policies have been delivered to Purchaser.  All such insurance policies are valid and enforceable and in full force and effect.  The Company is not in default with respect to the payment of any premium or compliance with any of the provisions contained in any such insurance policy or has failed to give any notice or present any claim within the appropriate time therefor.  There are no circumstances under which the Company would be required to or, to maintain its coverage, should give any notice to the insurers under any such insurance policy which has not been given.  The Company has not received notice from any of the insurers regarding cancellation of such insurance policy.  The Company has not received notice from any of its insurers denying any outstanding claims that could have a Material Adverse Effect on the Company during the six (6) month period prior to the Closing of this Agreement.

Section 2.22            Disclosure.  No representation or warranty made by Seller or the Company in this Agreement or the exhibits or schedules hereto or certificates delivered hereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that each statement contained in this Article III is true and correct as of the date hereof:

Section 3.1             Corporate Existence of Purchaser.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 3.2             Authority.  The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly and validly authorized by the members of Purchaser.  This Agreement has been duly and validly executed and delivered by Purchaser and upon the execution and delivery by the Company and Seller, constitutes, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

Section 3.3             No Conflicts.  The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter documents of Purchaser; (b) conflict with or result in a violation or breach of any law or Order applicable to Purchaser or any of its assets and properties; except as could not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Purchaser to consummate the transactions contemplated hereby or to perform any of its obligations hereunder; or (c) constitute a material violation or breach of, or conflict with, or constitute or create a default under (with or without notice or the lapse of time or both), or result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any agreement or instrument to which Seller or the Company are a party, by which any of the Shares or any property of the Company is bound, or to which Seller or the Company or any of the Shares or such property is subject.

Section 3.4             Governmental Approvals and Filings.  No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of Purchaser is required in connection with the due execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.5             Legal Proceedings.  There are no Orders outstanding and no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser which could reasonably be expected to delay or to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or otherwise to impair the ability of Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

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Section 3.6             Purchase Entirely for Own Account.  This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which, by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the Shares will be acquired for investment for Purchaser’s own account and not with a view to the distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws.

Section 3.7             Disclosure of Information; Due Diligence.  Purchaser represents and acknowledges that it has been solely responsible for its own “due diligence” investigation of the Company and its management and business, for its own analysis of the merits and risks of this investment, and for its own analysis of the fairness and desirability of the terms of the investment.  Purchaser represents that it has had an opportunity to ask questions of and receive answers from Seller regarding the Company and the terms and conditions of the offering of the Shares and to obtain additional information necessary to verify the accuracy of the information supplied or to which it had access.

Section 3.8             Investment Experience; Accredited Investor Status.  Purchaser is able to fend for itself in the transactions contemplated by this Agreement, can bear the economic risk of its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.  Purchaser represents it has not been organized for the purpose of acquiring the Shares.  Purchaser understands that the Securities have not been registered under the Act, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance of the Company on such exemptions is predicated upon the accuracy of Purchaser’s representations and warranties in this Article III.  Purchaser is familiar with Regulation D promulgated under the Act and is an “accredited investor” as defined in Rule 501(a) of Regulation D.

Section 3.9             As-Is Where-Is.  Purchaser has had the opportunity to review and inspect the business of the Company.  Other than the representations and warranties provided by Seller, Purchaser is purchasing the stock of the Company and the Company on an “As-Is Where-Is” basis with all faults.

Section 3.10            U.S. Bank Obligation.  Purchaser represents that the entire obligation owed to U.S. Bank by the Company, which is guaranteed by Seller, will be paid off at, or prior to the Closing, by Purchaser.

Section 3.11            Leases. Purchaser will comply with the terms and conditions of the Company’s lease obligations and assumes all obligations pursuant to said leases.

ARTICLE IV
COVENANTS OF SELLER AND PURCHASER

Section 4.1             Resignations.  On the Closing Date, Seller shall cause to be delivered to Purchaser, except with respect to Walter, duly signed resignations, effective as of the Closing, of all members of the boards of directors of their positions as directors and of all officers of their positions as officers of the Company.

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Section 4.2             Mutual Nondisparagement.  Seller and Purchaser hereby covenant and agree that, from and after the date of this Agreement, Seller and their Affiliates and Purchaser and their Affiliates shall not make or cause to be made any oral or written statement, or take any other action, which disparages, criticizes, damages the reputation of, or is inimical to, the other party or any of its Affiliates, including without limitation any statements or actions with the Company’s employees and contractors.

Section 4.3             Mutual Confidentiality.  Seller and Purchaser hereby covenant and agree that, from and after the date of this Agreement, Seller and their Affiliates and Purchaser and its Affiliates shall keep confidential and not disclose to any other Person or use for their own benefit or the benefit of any other Person any information regarding the Company or the terms of this Agreement.  The obligation of the parties under this Section 4.2shall not apply to information which: (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 4.3; or (b) is required to be disclosed by law, order or regulation of a court or tribunal or government authority; provided, however, that in any such case, the party seeking to disclose information shall notify the other as early as reasonably practicable prior to disclosure to allow the other party to take appropriate measures to preserve the confidentiality of such information.  Notwithstanding the forgoing, each party and their respective employees, representatives and agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions and other tax analyses) that are provided to such party or such Person relating to such tax treatment and tax structure.  The authorization to disclose set forth in this Section does not apply to the extent non-disclosure is necessary to comply with securities laws, and does not extend to disclosure of any other information, including: (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transactions contemplated herein, (ii) the identities of participants or potential participants in the transactions contemplated herein, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transactions contemplated herein), or (v) any other term or detail not relevant to the tax treatment or tax structure of the transactions contemplated herein.

Section 4.4             Public Announcements.  Seller and Purchaser shall not disseminate any non-public information in any press release or other announcement concerning the transactions contemplated by this Agreement except as otherwise required by any applicable law, including without limitation filings required by the federal securities laws, or court order, provided, however, that Seller and Purchaser shall be permitted to make public announcements if the parties consult and agree in good faith with the other concerning the contents of any public announcements made prior to making such disclosure.

Section 4.5             Third Party Consents.  Seller shall cause the Company, and Purchaser shall cooperate and assist, to obtain Third Party Consents prior to Closing.

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Section 4.6             Employee Matters.

(a)           Without affecting Purchaser’s rights to terminate an employee of the Company following the Closing Date, it is Purchaser's current intention to cause the Company to retain substantially all of the current employees of the Company following the Closing.

(b)           Nothing contained herein, express or implied, is intended to: (i) create any third party beneficiaries hereto or in any other way confer on any Person other than the parties hereto or their respective successors and assigns, any rights remedies obligations or liabilities under this Agreement, or (ii) limit the discretion of Purchaser and the Company to amend or terminate any plan, policy or employment practice of the Company any time following the Closing.

Section 4.7             Tax Matters.

(a)           Preparation and Filing of Returns.  Prior to Closing, Seller shall use commercially reasonable efforts to prepare or cause to be prepared and file or cause to be filed all state and federal income tax returns of the Company for all taxable periods ending before Closing, except such returns which are not due (the “Returns”).  If the Returns are not filed before the Closing, Seller shall continue to use commercially reasonable efforts to cause the Returns to be filed in a timely manner.  Purchaser shall be afforded the opportunity to review such Returns prior to filing.  To the extent Purchaser reasonably believes there is a material misstatement in any such Return, and Purchaser can provide definitive proof of the misstatement, Seller shall not file such Return until the material misstatement is corrected.  Seller’s obligation to file the Returns is suspended during the time in which the parties are attempting to resolve in good faith any disagreement about the contents of the Returns.

(b)           338(h)(10) Election.  Purchaser may request that the Company and Seller make elections under Section 338(h)(10) of the Internal Revenue Code, or other, similar sections of the Internal Revenue Code (and regulations promulgated thereunder) if it is determined by the parties that such election will not have any adverse impact on Seller.

(c)           Cooperation.  Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Return or claim for refund and any audit, litigation or other proceeding with respect to the Company’s Taxes.  Purchaser and Seller shall provide each other with the information that either party is required to report pursuant to Section 6043 of the Code.

(d)           Payment of Transfer Taxes and Fees.  Seller shall pay Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Purchaser and Purchaser’s Affiliates including, following the Closing, the Company with respect to such Transfer Taxes.  Seller and Purchaser shall cooperate to ensure that all necessary documentation and Returns are filed with respect to any such Transfer Taxes.

(e)           Termination of Tax Sharing Agreements.  Any and all Tax allocation or sharing agreements or other agreements or arrangements binding the Company shall be terminated with respect to the Company as of the day before the Closing Date and, from and after the Closing Date the Company shall not be obligated to make any payment to Seller, Affiliate of Seller, Taxing Authority or other Person pursuant to any such agreement or arrangement for any past or future period.

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Section 4.8             Cooperation.  Purchaser and Seller shall cooperate fully , and to the extent reasonably requested by the other party, in connection with any securities filings or other public company compliance issues that may arise after consummation of the transactions contemplated by this Agreement.  Operating personnel costs above and beyond normal operating costs determined to be needed by Purchaser at the time of the cooperation, shall be borne by Seller as determined by a Shared Services Agreement, which the parties agree to negotiate and execute in good faith as soon as practical.  The Shared Services Agreement shall also cover, among other things, allocation of rent and office expenses incurred during the time in which the Seller utilizes Purchaser’s office space and resources and shall be in a form that is substantially similar to past practices and will have a term of no longer than three (3) months from the Closing.

Section 4.9             Shareholder Meeting.  Seller shall hold a shareholder meeting for the approval of the Acquisition (the “Shareholder Meeting”) as soon as possible following the execution of this Agreement.  Seller’s Board of Directors shall recommend to shareholders to vote “for” the Acquisition.  Seller shall use its reasonable best efforts to cause the holders of a majority of the outstanding shares of Seller’s capital stock to enter into a Voting Agreement attached hereto as Exhibit C (the “Voting Agreement”) and to cause a quorum to be present at the Shareholder Meeting.

Section 4.10           Employee Stock Options.  At or prior to Closing, Seller shall take all action so that all outstanding stock options issued by Seller to the Company’s employees and contractors shall be, effective upon Closing, fully exercisable and not subject to any further vesting or other contingencies (other than payment of the purchase price for such option), and such options shall remain exercisable for a period of not more than sixty (60) days following the Closing Date; however, this section does not apply to any of Seller’s Board members as of the Closing.

Section 4.11           No Shop.  Commencing on November 27, 2007, and ending upon termination of this Agreement, Seller and the Company, through Seller’s investment banker or otherwise, shall not solicit offers or proposals to purchase substantially all of the assets of the Company, a controlling interest in the capital stock of the Company or any other transaction concerning the voting control or ownership of the Company (an “Offer”).  If Seller or its agents receive any communication concerning an Offer, Seller shall immediately transmit such communication to Purchaser.

Section 4.12           Seller’s Assignment of Rights and Purchaser’s Assumption of Obligations.  Effective as of Closing, Seller assigns and transfers to Purchaser, and Purchaser assumes, all its obligations, right, title and interest in and to and arising from that certain Agreement and Plan of Merger by and among Microfield Group, Inc., CPS Acquisition Co., Christenson Electric, Inc. and CEAC, Inc. dated as of July 20, 2005.  The parties acknowledge that the consent of the other parties to such agreement may be required to effectuate such assignment, and to the extent any other party endeavors to provide such consent, Seller shall cooperate to provide the assignment contemplated by this Section 4.12.

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Section 4.13           Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as expressly contemplated by this Agreement, Seller shall cause the Company to (i) conduct its business in the ordinary course consistent with past practice, and shall use its best efforts to preserve intact its business organization, financial condition, and relationships with third parties, and to keep available the services of its employees, and (ii) manage and maintain its working capital and financial condition at levels reasonably consistent with its historic seasonally adjusted working capital and financial condition.

ARTICLE V
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 5.1              Obligations of Both Parties.  The obligations of both parties to consummate the Acquisition are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a)           Orders and Laws.  There shall not be in effect on the Closing Date any Order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

(b)           Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement, shall have expired or been terminated.

Section 5.2             Obligations of Purchaser.  The obligations of Purchaser to purchase the Shares pursuant to Article I are subject to the fulfillment on or prior to the Closing Date of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

(a)           Representations and Warranties.  The representations and warranties made by Seller in this Agreement shall be true and correct on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

(b)           Performance.  Seller and the Company in all material respects shall have performed and complied with, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by such parties at or before the Closing.

(c)           Third Party Consents and Releases.  The Third Party Consents to the transactions contemplated by this Agreement (or in lieu thereof waivers of any rights triggered by consummation of the transactions contemplated by this Agreement), shall have been obtained and shall be in full force and effect.  There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state or local government or by any Third Party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Closing and any applicable waiting period under any applicable federal law shall have expired.

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(d)           Officer’s Certificate.  Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by an executive officer of the Company other than Walter, certifying to the satisfaction of the conditions set forth in Section 5.2(a) and Section 5.2(b)(the “Officer’s Certificate”).

(e)           Secretary’s Certificate.  Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the Secretary of the Company, certifying as to the truth and accuracy of, and attaching copies of the (i) the Company’s articles of incorporation as in effect at the time of the Closing, (ii) the Company’s Bylaws as in effect at the time of the Closing, (iii) resolutions approved by the Company’s Board of Directors authorizing the transactions contemplated hereby, and (iv) resolutions approved by the Seller, as the Company’s sole shareholder, authorizing the transactions contemplated hereby.

(f)           Bank Accounts.  Seller shall have caused each of the bank accounts set forth on the Disclosure Schedule to have been duly assigned and transferred to Purchaser as of the Closing.

(g)           Seller’s Assets.  All assets and equipment personally owned by Seller which are used by the Company or necessary for the conduct of the Business shall have been transferred to the Company pursuant to a bill of sale in substantially the form attached hereto as Exhibit B (the “Bill of Sale”).

(h)           Absence of Litigation or Threat of Litigation.  There shall be no pending or threatened claim, investigation, Action, suit or Proceeding of any kind against the Company as of the Closing that could have a Material Adverse Effect on the Company.

Section 5.3             Obligations of Seller.  The obligations of Seller to sell the Shares pursuant to Article Iare subject to the fulfillment on or prior to the Closing Date of each of the following conditions (all or any of which may be waived in whole or in part by Seller in their sole discretion):

(a)           Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement shall be true and correct on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

(b)           Performance.  Purchaser in all material respects shall have performed and complied with, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

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ARTICLE VI
CLOSING DELIVERIES

Section 6.1              Form of Documents.  At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VI.  All documents which Seller deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel.  All documents which Purchaser delivers shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

Section 6.2              Purchaser’s Deliveries.  Subject to the fulfillment or waiver of the conditions set forth in Section 5.1and Section 5.2,Purchaser shall execute and/or deliver the following to Seller:

(a)           the Closing Payment;

(b)           Purchaser’s Certificate.  Purchaser shall have delivered to Seller a certificate dated the Closing Date and executed by a manager or authorized member of Purchaser, certifying to the satisfaction of the conditions set forth in Section 5.3(a) and Section 5.3(b).

(c)           Without limitation by specific enumeration of the foregoing, all other documents reasonably required from Seller to consummate the transactions contemplated hereby.

Section 6.3              Seller’s Deliveries.  Subject to the fulfillment or waiver of the conditions set forth in Section 5.1 and Section 5.3, Seller shall execute or deliver to Purchaser all of the following:

(a)           certificates representing all outstanding Shares, duly endorsed or with duly executed stock powers attached;

(b)           physical possession of all records, tangible assets, licenses, policies, contracts, plans, leases or other instruments owned by or pertaining to the Company which are in the possession of Seller;

(c)           the minute books and stock records of the Company;

(d)           the written resignations effective as of the Closing Date of such directors and officers of the Company as requested by Purchaser to resign;

(e)           the consents of third parties to the transactions contemplated by this Agreement (or in lieu thereof waivers of any rights triggered by consummation of the transactions contemplated by this Agreement);

(f)           Officer’s Certificate;

(g)           Secretary’s Certificate;

(h)           Interim Financial Statements; and

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(i)           without limitation by specific enumeration of the foregoing, all other documents reasonably required from Seller to consummate the transactions contemplated hereby.

Section 6.4             Joint Deliveries.  At the Closing, Seller and Purchaser shall execute and deliver the following:

(a)           Mutual Release of Intercompany Claims; and

(b)           Voting Agreement.

ARTICLE VII
INDEMNIFICATION

The rights and obligations of the parties under this Agreement shall be subject to the following terms and conditions:

Section 7.1              Survival of Representations and Warranties.  All representations and warranties made in this Agreement will survive the Closing of this Agreement, except that any Party to whom a representation or warranty has been made in this Agreement will be deemed to have waived any misrepresentation or breach of the representation or warranty if the Party had knowledge of such breach before the Closing.  The representations and warranties in this Agreement will terminate one (1) year after the Closing Date, and such representations or warranties will thereafter be without force or effect, except for any claim with respect to which notice has been given to the potential indemnifying party before such expiration date.

Section 7.2              Indemnification by Seller.

(a)           Extent of Indemnification.  Seller hereby agrees to indemnify and to hold the Purchaser and its Affiliates, successors and assigns (“Purchaser’s Indemnified Persons”) harmless from and against any and all claims, liabilities, obligations, costs, and expenses, including reasonable attorney fees (collectively, “Damages”) arising out of or related to:

(i)           Any breach or inaccuracy of any representation or warranty of the Seller made in this Agreement or any Related Document; or

(ii)           Any failure by the Seller to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document; or

(b)           Notice of Claim.  If any claim is asserted against the Purchaser that would give rise to a claim by the Purchaser against the Seller for indemnification under the provisions of this Section, then the Purchaser will promptly give written notice to the Seller concerning such claim and the Seller will, at no expense to the Purchaser, defend the claim.

(c)           Limit on Indemnification.  The Seller will not be required to indemnify the Purchaser for an amount that exceeds $2,300,000.

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Section 7.3              Indemnification by Purchaser.  The Purchaser agrees to defend, indemnify, and hold harmless the Seller, its Affiliates, successors and assigns (“Seller’s Indemnified Persons”) from and against all Damages arising out of or related to:

(a)           Any breach or inaccuracy of any representation or warranty of the Purchaser made in this Agreement or any Related Document;

(b)           Any failure by the Purchaser to perform any covenant required to be performed by the Purchaser pursuant to this Agreement or any Related Document; or

(c)           Any claim against a guarantee made by Seller that was made for the benefit of the Company unless the Seller has not otherwise agreed in writing to continue as guarantor after the Closing.

Section 7.4             Defense of Claim by Purchaser.  If any claim is asserted against the Seller that would give rise to a claim by the Seller against the Purchaser for indemnification under the provisions of this Article VII, then the Seller will promptly give written notice to the Purchaser concerning such claim and the Purchaser will, at no expense to the Seller or the Company, defend the claim.

Section 7.5              Limits on Indemnification.  Notwithstanding the foregoing, the liability of the Seller or the Purchaser under Section 7.2 and Section 7.3will be subject to the following limitations:

(a)           Seller’s Liability.  The liability of the Seller pursuant to Section 7.2 is limited as follows:

(i)           No claim for indemnity will be effective if not made within one (1) year after the Closing Date.

(ii)           The maximum aggregate amount of the Seller’s liability is the amount set forth in Section 7.2(c).

(iii)           The Seller will not have any indemnification obligation with respect to the first $25,000 of Damages of the Purchaser’s Indemnified Persons as a group unless Damages of the Purchaser’s Indemnified Persons as a group equal or exceed such amount, in which case the Seller’s obligations under Section 7.2 will include the amount of Damages in excess of such amount.

(b)           Purchaser’s Liability.  The Purchaser’s obligations pursuant to Section 7.3 are limited as follows:

(i)           No claim for indemnity will be effective if not made within one (1) year after the Closing Date;

(ii)           The maximum aggregate amount of the Purchaser’s liability is $2,300,000; and

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(iii)           The Purchaser will not have any indemnification obligation with respect to the first $25,000 of Damages of the Seller’s Indemnified Persons as a group unless Damages of the Seller’s Indemnified Persons as a group equal or exceed such amount, in which case the Purchaser’s obligations under Section 7.3 shall include the amount of Damages in excess of such amount.

Section 7.6              Indemnification Procedure.

(a)           Third-Party Claims.

(i)           Each indemnified party will, with reasonable promptness after obtaining knowledge thereof, provide the indemnifying party with written notice of all third-party actions, suits, proceedings, claims, demands, or assessments that may be subject to the indemnification provisions of Section 7.6(a)(collectively, “Third-Party Claims”), including, in reasonable detail, the basis for the claim, the nature of Damages, and a good-faith estimate of the amount of Damages.

(ii)           The indemnifying party will have fifteen (15) days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to Section 7.6(a)and, if so, whether the indemnifying party elects to undertake, conduct, and control, through counsel of its choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably), and at its sole risk and expense, the good-faith settlement or defense of the Third-Party Claim.

(iii)           If, within fifteen (15) days after its receipt of the claim notice, the indemnifying party notifies the indemnified party that it elects to undertake the good-faith settlement or defense of the Third-Party Claim, the indemnified party will reasonably cooperate with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third-Party Claim.  The indemnified party will be entitled to participate in the settlement or defense of the Third-Party Claim through counsel chosen by the indemnified party, at its expense.  If the proposed settlement would impose an obligation or duty on the indemnified party, the indemnified party will have the right to approve the settlement, and, in that case the settlement may not be undertaken without such approval.  As long as the indemnifying party is contesting the Third-Party Claim in good faith and with reasonable diligence, the indemnified party will not pay or settle the Third-Party Claim.  Notwithstanding the foregoing, the indemnified party will have the right to pay or settle any Third-Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party.

(iv)           If the indemnifying party does not provide notice that it elects to undertake the good-faith settlement or defense of the Third-Party Claim, or if the indemnifying party fails to contest the Third-Party Claim or to undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party will thereafter have the right to contest, settle, or compromise the Third-Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense, or argument that the indemnified party’s defense or settlement of such Third-Party Claim is in any respect inadequate or unreasonable.

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(v)           A party’s failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

(b)           Claims Other than Third-Party Claims.

(i)           Each indemnified party will, with reasonable promptness, deliver to the indemnifying party written notice of all claims for indemnification under Section 7.6, other than Third-Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages, and a good-faith estimate of the amount of Damages.

(ii)           The indemnifying party will have thirty (30) days after its receipt of the claim notice to notify the indemnified party in writing whether or not the indemnifying party accepts liability for all or any part of the Damages described in the claim notice.  If the indemnifying party does not so notify the indemnified party, the indemnifying party will be deemed to accept liability for all the Damages described in the claim notice.

(iii)           A party’s failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

ARTICLE VIII
MISCELLANEOUS

Section 8.1             Termination.  At any time prior to Closing, this Agreement may be terminated as follows:

(a)           By Purchaser.  This Agreement may be terminated by Purchaser if (i) Seller breaches any of its representations, warranties, covenants or obligations hereunder and such breach shall not have been cured within ten (10) business days of receipt by Purchaser of written notice of such breach, (ii) if the Board of Directors of Seller withdraws, modifies or changes its recommendation that its shareholders approve the Acquisition, or if the approval of the shareholders is not obtained at the Shareholder Meeting, or (iii) the Board of Directors of Seller does not approve this Agreement by November 30, 2007.

(b)           By Seller.  This Agreement may be terminated by Seller’s written notice to Purchaser if (i) Purchaser breaches any of its representations, warranties, covenants or other obligations hereunder and such breach shall not have been cured within ten (10) business days following receipt by Purchaser of written notice of such breach.

(c)           Mutual Consent.  This Agreement may be terminated by the mutual consent of Seller and Purchaser.

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Section 8.2             Notices.  Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Purchaser, to:
CEI Acquisition, LLC
111 SW Columbia Ave., Suite 480
Portland, Oregon 97201
Attention: A. Mark Walter
Facsimile: (503) 419-3333

with required copies to:
Jon R. Summers
White & Lee LLP
805 SW Broadway, Suite 2440
Portland, Oregon 97205
Facsimile: (503) 419-3001

If to Seller, to:
Microfield Group, Inc.
111 SW Columbia Ave., Suite 400
Portland, Oregon 97201
Attention: Randy Reed
Facsimile: (503) 419-3333

With a required copy to:
Jonathan A. Bennett
Dunn Carney Allen Higgins & Tongue LLP
851 SW Sixth Avenue, Suite 1500
Portland, Oregon 97205
Facsimile: (503) 224-7324

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 8.3             Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

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Section 8.4              Expenses.  Except as otherwise expressly provided in this Agreement whether or not the transactions contemplated hereby are consummated, Purchaser will pay its own costs and expenses (including all legal and accounting fees and expenses), and Seller will pay their and the Company’s costs and expenses (including all legal and accounting fees and expenses), incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby and thereby.   If the Company is sold to a third party and not to Purchaser or if Seller’s Board of Directors does not approve this Agreement by November 30, 2007, Seller shall promptly pay all costs, fees and other expenses, including attorney fees, of Purchaser.

Section 8.5              Successors and Assigns.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, however, that without such consent, Purchaser may transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Purchaser of its obligations hereunder.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 8.6              Governing Law.  This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Oregon, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Oregon or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Oregon.

Section 8.7              Attorneys’ Fees.  In the event of any controversy or claim arising under this Agreement, the prevailing party in such controversy or claim shall be entitled to reimbursement from the non-prevailing party of attorneys’ fees and costs reasonably incurred by such prevailing party in the resolution of such controversy or claim.

Section 8.8              Counterparts.  This Agreement may be executed in counterparts, and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  The parties agree that the delivery of this Agreement may be effected by means of an exchange of signatures by facsimile or other electronic methods.

Section 8.9              No Third-Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VII.

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Section 8.10           Entire Agreement.  This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition.  All exhibits and schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 8.11            Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12           Severability.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.13           Specific Performance.  Purchaser and Seller agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

Section 8.14           Board Approval.  Seller’s obligations under this Agreement are subject to final approval by the Board of Directors of Seller.

Section 8.15           Disclosure Schedules.  Seller will prepare the Disclosure Schedules by December 10, 2007.

Section 8.16           Certain Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 8.16.

“Act” has the meaning assigned in Section 3.6.

“Acquisition” has the meaning assigned in Section 1.1.

“Actions” or “Proceedings” means any action, suit, proceeding, arbitration or governmental or regulatory authority investigation.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Benefit Plans” has the meaning assigned in Section 2.18.

“Bill of Sale” has the meaning assigned in Section 5.2(g).

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“Business” means the Company’s business of electrical contracting services and the sale of related electrical and technology products.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of Oregon, or any other day on which the principal offices of either Seller or Purchaser are closed or become closed prior to 2:00 p.m. local time whether in accordance with established company policy or as a result of unanticipated events, including adverse weather conditions.

“CERCLA” means Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” has the meaning assigned in Section 1.4.

 “Closing Date” has the meaning assigned in Section 1.4.

“Closing Payment” has the meaning assigned in Section 1.3(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning assigned in the recitals of this Agreement.

“Contract” or “Contracts” means any written or oral contract, agreement or understanding between two or more parties.

“Damages” has the meaning assigned in Section 7.2(a).

“Disclosure Schedule” has the meaning assigned in the forepart of Article II.

“Encumbrances” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, option, right of first refusal, restriction of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

 “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including potential liability for enforcement, investigation costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (i) the presence or Release into the environment of any Hazardous Substance at any location, whether or not owned by Seller; or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (iii) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances.

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“Environmental Laws” means all federal, state or local statutes, laws, rules, ordinances, codes, rule of common law, regulations, judgments and orders in effect on the Closing Date and relating to protection of human health or the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all environmental, health and safety permits, licenses, registrations, and governmental approvals and authorizations.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“Hazardous Substances” means: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, mold, mildew, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; and (ii) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or other words of similar import, under any Environmental Law.

 “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

 “Intellectual Property Rights” means all rights, if any, existing now or in the future under patent law, copyright law, industrial design rights law, semiconductor chip and mask work protection law, moral rights law, trade secret law, trademark law, domain name law, unfair competition law, publicity rights law, privacy rights law, and any and all similar proprietary rights, and any and all applications for registration, registrations, letters patent, renewals, extensions, divisions, continuations, reissues, and restorations thereof, now or hereafter in force and effect anywhere in the world.

“Intercompany Payables” has the meaning assigned in Section 2.16.

“Interim Financial Statements” has the meaning assigned in Section 2.8.

“Leases” has the meaning assigned in Section 2.14(b).

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, asserted, unasserted, fixed or otherwise, or whether due or to become due).

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“Loss” or “Losses” means any and all damages, fines, penalties, deficiencies, losses, judgments, costs and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts) and other reasonable expenses of litigation or other proceedings with respect to any claim, default or assessment.

 “Material Adverse Effect” shall mean a material adverse effect on the Business, operations, results of operations, financial condition, assets, liabilities and sales of the Company; provided, however, that a Material Adverse Effect shall not include (i) any effect or change, including changes in national, international, or regional conditions, relating to or affecting the industries in which the Company, its customers or suppliers do business, (ii) changes or possible changes in foreign, federal, state or local laws, statutes or regulations, or (iii) the loss of any customers or suppliers solely as a result of any announcement relating to the transactions contemplated under this Agreement..

“Officer’s Certificate” has the meaning assigned in Section 5.2(d).

“Order” means any writ, judgment, decree, injunction or similar order of any governmental or regulatory authority (in each such case whether preliminary or final).

“Party” or “Parties” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a governmental entity, or any other entity or body.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any governmental or regulatory authority.

“Person” or “Persons” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a governmental entity, or any other entity or body.

“Purchaser’s Indemnified Persons” has the meaning assigned in Section 7.2(a).

“Purchase Price” has the meaning assigned in Section 1.2.

“Purchaser” has the meaning assigned in the forepart of this Agreement.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Returns” has the meaning assigned in Section 4.7(a).

“Seller” has the meaning assigned in the forepart of this Agreement.

“Seller’s Indemnified Persons” has the meaning assigned in Section 7.3.

“Shareholder Meeting” has the meaning assigned in Section 4.9.

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“Shares” has the meaning assigned in the recitals of this Agreement.

“Tax” or Taxes” means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any monetary obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Third Party” means any Person (including, but not limited to, a governmental or regulatory authority) not an Affiliate of the other referenced Person or Persons.

“Third-Party Claims” has the meaning assigned in Section 7.6(a).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

“Voting Agreement” has the meaning assigned in Section 4.9.

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IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

PURCHASER:

CEI Acquisition, LLC

Signature:	/s/ A. Mark Walter
A. Mark Walter
Managing Member

SELLER:

Microfield Group, Inc.

Signature:	/s/ Rodney M. Boucher
Rodney M. Boucher
Chief Executive Officer

APPENDIX B

November 27, 2007
The Board of Directors and
The Special Committee of the Board of Directors
Microfield Group, Inc.
111 Southwest Columbia, Suite 480
Portland, OR  97201

Members of the Special Committee and the Board of Directors:

We understand that CEI Acquisition, LLC (“CEI”), an Oregon limited liability company, proposes to pay Microfield Group, Inc. (“Microfield”) $1,650,000 cash, subject to adjustments for inter-company payables and office equipment, for 100% of the capital stock of Christenson Electric, Inc. (“Christenson”), its wholly owned subsidiary (the “Transaction”). We also understand that the members of CEI consist of certain key managers of Christenson, including its chief executive officer. You have requested that Roth Capital Partners (“RCP”), as investment bankers, provide its opinion (the “Opinion”) as to the fairness, from a financial point of view, of the amount of consideration to be received in the Transaction by Microfield.

In connection with our Opinion set forth below, we have, among other things:

1)	reviewed the material terms of the Transaction, including the definitive purchase agreement dated November 27, 2007 relating to the purchase and sale of all of the capital stock of the Company;

2)
reviewed the letter of intent dated October 22. 2007 from CEI Acquisition, LLC to William McCormick, Chairman of the Microfield board of directors, including the provision allowing Microfield until November 27th, or 35 days from the date of the execution of the letter of intent, to solicit and entertain alternative offers for Christenson;

3)	reviewed certain publicly available audited and unaudited financial statements of Christenson and Microfield and certain other publicly available information concerning on Christenson;

4)	reviewed certain internal information, primarily financial in nature, concerning the Christenson prepared by its management;

5)	reviewed forecast financial statements of Christenson prepared and furnished to us by the senior management of Christenson and the chief financial officer of Microfield;

6)
held discussions with certain officers and employees of Christenson concerning the operations, financial condition and future prospects of Christenson and taken into account the intention of the certain senior managers of Christenson to seek employment elsewhere in the event the proposal of CEI is not successful;

7)	reviewed certain publicly available financial and stock market data relating to selected public companies that we considered relevant to our inquiry;

8)	reviewed certain publicly available data regarding transactions that we considered relevant to our inquiry;

9)	prepared discounted cash flow analyses of Christenson

10)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate.

In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by Christenson, and all publicly available information, and we have not independently verified such information. We have further relied on the assurances of the Company’s management that they are unaware of any facts that would make the information provided to us incomplete or misleading. We also have relied upon the managements of Christenson and Microfield as to the reasonableness and achievability of the financial projections (and the assumptions and bases therein) provided to us by Christenson and we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of Christenson. Christenson does not publicly disclose internal management projections of the type provided to RCP in connection with RCP’s review of the Transaction. Such projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections. We have relied on these forecasts and do not in any respect assume any responsibility for the accuracy or completeness thereof.

We have not been requested to make, and we have not made, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of Christenson and we have not been furnished with any such appraisals or evaluations. Estimates of values of Christenson and its assets do not purport to be appraisals or necessarily reflect the prices at which Christenson or its assets may actually be sold. Because such estimates are inherently subject to uncertainty, RCP assumes no responsibility for their accuracy. We have however, relied upon Microfield management’s view that the liquidation of the assets of Christenson would not, after liquidation of the Company’s debt and satisfaction of obligations to employees and customers, yield any net proceeds to Microfield.

Our Opinion is necessarily based on share prices and economic and other conditions and circumstances as in effect on, and the information made available to us as of, November 27, 2007. We have assumed that the Transaction will be consummated on the terms and conditions as presented to us by management, without any waiver of material terms or conditions by Christenson. Subsequent developments may affect our Opinion and we have no obligation to update, reissue or reaffirm our Opinion.

This letter is directed to the Special Committee of  Microfield’s Board of Directors (the “Special Committee”) and Christenson’s Board of Directors (the “Board”) and the Opinion expressed herein is provided for the use of the Special Committee and the Board in their evaluation of the proposed Transaction. This letter does not constitute a recommendation of the Transaction over any other alternative transaction (including the alternative to not effect the Transaction) that may be available to Microfield or Christenson and does not address the underlying business decision of the Special Committee or the Board to proceed with or to effect the Transaction. Also RCP is not making any recommendation to Christenson’s stockholders as to whether or not they should vote for or against the Transaction or seek their statutory dissenters’ rights in respect of the Transaction. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, nor shall this letter be used for any other purposes, without the prior written consent of RCP, provided that this Opinion may be included in its entirety in any filing made by Microfield with the Securities and Exchange Commission with respect to the Transaction.

RCP has acted as the financial advisor to the Special Committee in connection with its efforts to secure an offer superior to the CEI offer for Christenson. In that capacity, RCP has contacted over thirty possible acquirers. RCP will receive a payment of $60,000 upon delivery of the Opinion to the board of directors of the Microfield and an additional cash fee of $100,000 at closing for its efforts to locate a superior offer. In addition, RCP has represented the Company in the past as an investment banker for which it has received customary fees.

Based upon and subject to the foregoing, we are of the opinion that, as of November 27, 2007 the amount of consideration to be paid to Microfield is fair to Microfield from a financial point of view.

Very truly yours,

/s/ Roth Capital Partners, LLC

Roth Capital Partners, LLC

APPENDIX C

VOTING AGREEMENT

1 APPENDIX C

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”) is made and entered into as of December ____, 2007, by and among CEI Acquisition, LLC, an Oregon limited liability company (“Purchaser”), Microfield Group, Inc., an Oregon corporation (“Microfield”), and the holders of Common Stock of Microfield, listed on the Schedule of Shareholders attached as Schedule A hereto (collectively, the “Shareholders”).  Purchaser, Microfield and the Shareholders are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.”  The Board of Directors of Microfield is referred to herein as the “Board.”  Capitalized terms used but not defined herein shall have the meanings set forth in the Acquisition Agreement (as defined below).

WITNESSETH:

WHEREAS, Microfield desires to enter into that certain acquisition agreement, as such agreement is modified or amended after the date of this Agreement (the “Acquisition Agreement”) with the Purchaser, whereby the Company will sell and Purchaser will purchase the capital stock (the “Acquisition”) of Christenson Electric, Inc., an Oregon corporation (the “Company”);

WHEREAS, in compliance with applicable law, the Board shall call a Special Meeting of the Company shareholders to vote for and approve the adoption of the Acquisition Agreement and to authorize and approve the Acquisition and the other transactions contemplated by the Acquisition Agreement (the “Special Meeting”); and

WHEREAS, as of the date hereof, each Shareholder beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the number of shares of Common Stock set forth opposite such Shareholder’s name on Schedule A or Schedule B hereto, as applicable (such shares of Common Stock, together with any other shares of Common Stock, the voting power over which is acquired by such Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, collectively, the “Subject Shares”);

WHEREAS, in anticipation of the Special Meeting, as a condition to Microfield’s and Purchaser’s willingness to enter into the Acquisition Agreement, and to provide assurance to Microfield and the Purchaser that the Acquisition Agreement, the Acquisition and the other transactions contemplated by the Acquisition Agreement will be approved by a majority of the shareholders of the Company at the Special Meeting as required under applicable law, and the Acquisition Agreement, the Parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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ARTICLE I

VOTING AND CONSENT MATTERS

1.1           Agreement to Vote.  Each Shareholder hereby agrees on behalf of itself and any transferee or assignee of any Subject Shares held by such Shareholder, to vote or consent (or cause to be voted or consented), in person or by proxy, all of the Subject Shares held by such Shareholder as follows:

(i) in favor of the adoption of the Acquisition Agreement, in its form as recommended by the Board, to vote in favor of the Acquisition, and to vote in favor of each of the other transactions and other matters specifically contemplated by the Acquisition Agreement, as well as any resolutions related thereto adopted by the Board in furtherance thereof,

(ii) against any action or agreement submitted for approval of the shareholders of Microfield that the Shareholder is aware would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Microfield under the Acquisition Agreement, and

(iii) except as otherwise agreed in writing by the Purchaser, against any other proposal to acquire the Company, in each case from and after the date hereof until the termination of this Agreement, at any duly called meeting of the shareholders of Microfield (including, but not limited to, the Special Meeting), and in any action by written consent of the shareholders of Microfield, and each Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause the Subject Shares to be counted as present thereat for purposes of establishing a quorum.

1.2           Acknowledgement; Other Actions.  Each Shareholder acknowledges and agrees that adoption of the Acquisition Agreement and the consummation of the transaction contemplated thereby is fair and in the best interest of Microfield and its shareholders.  In addition, each Shareholder agrees that if such Shareholder votes in favor of adoption of the Acquisition Agreement and the Acquisition, such Shareholder shall vote in favor of each of the other transactions and other matters specifically contemplated by the Acquisition Agreement and presented to Shareholder for its vote.  Each Shareholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement to vote or give instructions in a manner inconsistent with clauses (i), (ii) or (iii) of Section 1.1.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders hereby severally represents and warrants to the Purchaser and Microfield as follows with respect to itself only:

2.1.           Existence; Authorization.  Such Shareholder that is an entity is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization or formation and such Shareholder has all requisite power, capacity and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming due execution and delivery by each of the other Parties, this Agreement constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles.

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2.2.           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (i) conflict with or violate the certificate of incorporation, limited liability company agreement or equivalent organizational documents, if any, as the case may be, of such Shareholder, (ii) conflict with or violate any applicable law by which any property or asset of such Shareholder is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any Subject Shares (other than pursuant to this Agreement) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of such Shareholder (including any trust agreement, voting agreement, shareholders agreement or voting trust), except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay the ability of such Shareholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b)           The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, require any approval or permit of, or filing with, or notification to, any governmental entity, except where the failure to obtain such approval or permits, or to make such filings or notifications, would not prevent or materially delay the ability of such Shareholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

2.3.           Ownership of Shares.  As of December 20, 2007, the record date for the Special Meeting, (the “Record Date”), such Shareholder is the record or beneficial owner of, and has good title to, the shares of Common Stock set forth opposite its name on Schedule A.  Such Shareholder, together with its affiliates, has sole voting power, and sole power of disposition, with respect to all of its Subject Shares.  The Subject Shares, including any shares of Common Stock issuable on conversion of or in exchange for shares of Preferred Stock, are all the securities of Microfield owned, either of record or beneficially, by such Shareholder as of the Record Date, except with respect to any options or warrants to purchase Common Stock beneficially owned by such Shareholder.  The Subject Shares owned by such Shareholder are free and clear of all encumbrances, other than any encumbrances created by this Agreement.  The Shareholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Shares.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MICROFIELD

Microfield hereby represents and warrants to the Purchaser and to each Shareholder as follows:

3.1.           Corporate Authorization.  Microfield is duly organized, validly existing and in good standing under the laws of the State of Oregon and has all requisite power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery, and performance of this Agreement by Microfield, the performance of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Microfield.  This Agreement has been duly and validly executed and delivered by Microfield and, assuming due execution and delivery by each of the other parties hereto, constitutes a valid and binding agreement of Microfield, enforceable against Microfield in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles.

ARTICLE IV

MISCELLANEOUS

4.1.           Specific Enforcement.  It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order.  Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

4.2.           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by electronic mail or facsimile, to the correct address with confirmation of delivery (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery.  All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 4.2).

4.3.           Term.  This Agreement shall terminate and be of no further force or effect, and none of the Company, or any Shareholder shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual consent of the Parties, (ii) the Closing of the Acquisition, and (c) the date of termination of the Acquisition Agreement in accordance with its terms.

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4.4.           Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement shall survive the termination of this Agreement.  Notwithstanding the foregoing, the agreements of the Parties contained in this Article IV shall survive the termination of this Agreement.

4.5.           Amendments and Waivers.  Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the prior written consent of the Purchaser, Microfield and each of the other Parties affected thereby.

4.6.           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.7.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.8.           Binding Effect.  In addition to any restriction or transfer that may be imposed by any other agreement by which any Party hereto may be bound, this Agreement shall be binding upon and inure solely to the benefit of the Parties, their respective heirs, successors, transferees and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Notwithstanding the foregoing, except in connection with a transfer in accordance with Section 4.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Shareholders, in whole or in part (whether by operation of law or otherwise), without the prior written consent of Microfield, and any attempt to make any such assignment without such consent shall be null and void.

4.9.           Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Oregon, applicable to contracts executed in and to be performed entirely within the State.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts in Multnomah County, Oregon in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.2.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT MAY INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (II) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (III) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.9(C).

4.10.         Entire Agreement.  This Agreement is intended to be the sole agreement of the Parties as it relates to this subject matter and does hereby supersede all other agreements of the Parties relating to the subject matter hereof.

4.11.         Further Assurances.  From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

4.12.         Mutual Drafting.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing this Agreement to be drafted.

4.13.         Shareholder Capacity; Fiduciary Duties.  No Shareholder executing this Agreement who is or becomes during the term hereof a director or officer of Microfield or any subsidiary of Microfield makes any agreement or understanding herein or is obligated hereunder in his or her capacity as such director or officer.  The Shareholder signs solely in such Shareholder’s capacity as the record holder and beneficial owner of the Shareholder’s Subject Shares. Other than with respect to Section 1.1, nothing in this Agreement shall be construed to prohibit a Shareholder who is a member of the Board of Directors of Microfield or officer of Microfield from taking any action or inaction solely in such capacity or from taking any action or inaction with respect to any takeover proposal or otherwise, as a member of, the Board of Directors of Microfield solely to the extent permitted by the Acquisition Agreement.

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4.14.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated effective:  December ___, 2007.

[signature pages follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Microfield Group, Inc.

By:
Name:
Title:

Microfield Group, Inc.
111 SW Columbia Avenue, Suite 480
Portland, OR 97201
Attention: Rodney M. Boucher
Facsimile: (503) 419-3703

With a copy to:
Jonathan A. Bennett
Dunn Carney Allen Higgins & Tongue
851 SW Sixth Avenue, Suite 1500
Portland, OR 97204

CEI Acquisition, LLC

With a copy to:
Jon R. Summers
White & Lee, LLP
805 SW Broadway, Suite 2400
Portland, OR 97205

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